Exhibit 99

Sealed Air Corporation Park 80 East Saddle Brook, NJ 07663-5291
for release:	July 28, 2004	Contact:	Eric D. Burrell
201-791-7600

SEALED AIR ACHIEVES 18% INCREASE IN SECOND QUARTER DILUTED EPS

REPORTS 7% SALES GROWTH

Reaffirms Full Year Earnings Guidance

SADDLE BROOK, N.J., Wednesday, July 28, 2004 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.66 for the second quarter of 2004, an 18% increase over prior year earnings per common share of $0.56.  Sealed Air’s net sales for the quarter increased 7% to $923.7 million, compared with $865.6 million in 2003.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“The strength of our protective packaging segment helped drive Sealed Air’s performance in the second quarter.  We experienced solid growth across a number of industrial applications as we utilized our broad product offering to deliver increased value to our customers around the world.  Our food packaging segment was adversely affected in North America by the import restrictions on U.S. beef products that continue to be imposed by various countries.  The 18% growth in our diluted earnings per share also reflects the benefits from the actions we have taken to improve both the Company’s capital structure and the organization of our international subsidiaries.   Utilizing our solid cash flow, we repurchased approximately $34 million of our common stock during the quarter, while at the same time increasing our cash balances.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“Sealed Air’s global presence and focus on innovation and new product development provide us with a solid foundation for growth in the second half of this year and beyond.  We expect to begin realizing the benefits of our investment in three new plants that will increase our capacity to serve growing global markets.  The Company’s ability to generate strong cash flow will continue to improve with our ongoing productivity initiatives and the development of new and innovative packaging solutions.  We reaffirm our full year diluted earnings per common share guidance of $2.80 to $2.90 assuming continued recovery in the global economy.”

Company and Segment Sales for the Second Quarter

•                  Net sales increased 7% to $923.7 million compared with $865.6 million for the second quarter of 2003.  The increase in net sales was due to a $33.6 million favorable effect of foreign currency translation combined with higher unit volumes.  Excluding the positive effect of foreign currency translation, net sales would have increased 3%.

•                  Net sales of the food packaging segment increased 4% to $570.3 million compared with $547.1 million in 2003.  The increase in net sales was due primarily to a $23.0 million favorable effect of foreign currency translation, with a slight increase in unit volumes offset by an unfavorable shift in product price/mix.  Excluding the positive effect of foreign currency translation, net sales for this segment would have remained flat despite the continued import restrictions on U.S. beef products.

•                  Net sales of the protective packaging segment increased 11% to $353.4 million compared with $318.5 million in 2003.  Net sales increased $25.2 million due to unit volume growth and $10.6 million from the favorable effect of foreign currency translation.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 8%.

Financial Highlights for the Second Quarter

•                  Gross profit was $282.8 million, or 30.6% of net sales, compared with $269.5 million, or 31.1% of net sales, for the second quarter of 2003.  The decline in gross profit as a percentage of net sales was due to an increase in certain petrochemical-related raw material costs and unfavorable shifts in product price/mix primarily in the food packaging segment.

•                  Marketing, administrative and development expenses increased to $155.1 million compared with $141.8 million for the second quarter of 2003.  The increase in these expenses was due primarily to the effects of foreign currency translation and expenses associated with the upgrade of the Company’s information technology platform to improve both service to customers and the Company’s cost structure.  As a percentage of net sales, these expenses increased to 16.8% for the quarter, compared with 16.4% in 2003.

•                  Operating profit was $127.7 million, or 13.8% of net sales, compared with $127.7 million, or 14.8% of net sales, in the second quarter of 2003.

•                  Interest expense increased to $37.3 million compared with $26.8 million in the second quarter of 2003 primarily due to the Company’s issuance of approximately $1.3 billion of senior notes and convertible senior notes in July 2003.  The Company used the proceeds from the issuance to redeem its Series A convertible preferred stock in July 2003.

•                  The Company’s effective tax rate was 32.4% compared with 36.0% in the second quarter of 2003.  The decrease in the effective tax rate was primarily due to improved tax efficiencies resulting from further reorganization of certain of the Company’s international subsidiaries.  The Company’s expected effective tax rate for full year 2004 is 34.3%.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com under the Presentations & Events button in the Investor Information section.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section.  A replay of the webcast will also be available on the web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (888) 202-2422 (domestic) or (913) 981-5592 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, August 4, 2004 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 690301.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air Corporation, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in economic, political, business and market conditions, factors affecting customers, the effects of animal and food-related health issues, tax, interest and exchange rates, the success of new products, raw material and energy costs, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION

Results for the periods ended June 30

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30		% Increase (Decrease)	Six Months Ended June 30		% Increase (Decrease)
	2004	2003 (1)		2004 (1)	2003 (1)

Net sales by business segment: (2)
Food packaging	$570.3	$547.1	4	$1,133.2	$1,054.1	8
Protective packaging	353.4	318.5	11	703.6	634.3	11

Total net sales	923.7	865.6	7	1,836.8	1,688.4	9

Cost of sales	640.9	596.1	8	1,267.9	1,159.5	9

Gross profit	282.8	269.5	5	568.9	528.9	8

Marketing, administrative and development expenses	155.1	141.8	9	313.8	280.3	12

Operating profit	127.7	127.7	—	255.1	248.6	3

Interest expense	(37.3)	(26.8)	39	(76.0)	(49.3)	54

Other income, net	0.4	1.9	(79)	5.7	1.4	307

Earnings before income taxes	90.8	102.8	(12)	184.8	200.7	(8)

Income taxes	29.4	37.0	(21)	63.3	73.2	(14)

Net earnings	$61.4	$65.8	(7)	$121.5	$127.5	(5)

Net earnings ascribed to common shareholders	$61.36	$53.65	14	$121.53	$102.05	19

Basic earnings per common share (3)	$0.73	$0.63		$1.44	$1.21

Diluted earnings per common share (3)	$0.66	$0.56		$1.30	$1.08

Weighted average number of common shares outstanding:
Basic	84.24	84.51		84.65	84.36

Diluted	93.28	93.92		93.69	93.90

(1) For the quarter and six months ended June 30, 2004, the amortization of certain capitalized senior debt issuance costs was included in interest expense.  Previously, the amortization expense was included in administrative expenses.  Prior periods have been adjusted to conform to the 2004 presentation.

(2) In 2004 the Company’s Food Packaging segment includes the results related to its medical films, tubing and connectors which are used with a wide variety of medical applications. Previously, these results were included in the Protective Packaging segment. Results for 2003 have been adjusted to conform to the 2004 presentation.

(3) See the Supplementary Information included with this release for the calculation of basic and diluted earnings per common share.

Supplementary Information

SEALED AIR CORPORATION

Results for the periods ended June 30

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Basic EPS:
Numerator
Net earnings	$61.36	$65.80	$121.53	$127.47

Add: Excess of book value over repurchase price of preferred stock (1)	—	0.79	—	0.79

Less: Preferred stock dividends (1)	—	(12.94)	—	(26.21)

Net earnings ascribed to common shareholders - basic	$61.36	$53.65	$121.53	$102.05

Denominator

Weighted average number of common shares outstanding - basic	84.24	84.51	84.65	84.36

Basic earnings per common share (1)	$0.73	$0.63	$1.44	$1.21

Diluted EPS:
Numerator
Net earnings ascribed to common shareholders - basic	$61.36	$53.65	$121.53	$102.05

Less: Excess of book value over repurchase price of preferred stock	—	(0.79)	—	(0.79)

Add: Dividends associated with repurchased preferred stock	—	0.04	—	0.42

Net earnings ascribed to common shareholders - diluted	$61.36	$52.90	$121.53	$101.68

Denominator

Weighted average number of common shares outstanding - basic	84.24	84.51	84.65	84.36

Effect of assumed issuance of asbestos settlement shares	9.00	9.00	9.00	9.00

Effect of assumed exercise of options	0.04	0.02	0.04	0.02

Effect of conversion of repurchased preferred stock	—	0.39	—	0.52

Weighted average number of common shares outstanding - diluted (2)	93.28	93.92	93.69	93.90

Diluted earnings per common share (3)	$0.66	$0.56	$1.30	$1.08

(1) The basic earnings per common share calculations for the quarter and six months ended June 30, 2003 include $0.01 per share gains attributable to the repurchase of preferred stock.  There were no such gains recognized for the quarter and six months ended June 30, 2004, since all shares of outstanding preferred stock were redeemed during the third quarter of 2003.

(2) In calculating diluted earnings per common share, the weighted average number of common shares for the quarters and six months ended June 30, 2004 and 2003 assumes the issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s Annual report on Form 10-K for the year ended December 31, 2003, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.  In addition, for the quarter and six months ended June 30, 2003, the weighted average number of common shares assumes the effect of the weighted average conversion of repurchased shares of preferred stock.

(3) For the purpose of calculating diluted earnings per common share for the quarter and year ended June 30, 2003, net earnings ascribed to common shareholders have been adjusted to exclude the gains attributable to the repurchase of preferred stock and to add back dividends attributable to such repurchased preferred stock, and the weighted average common shares outstanding have been adjusted to assume conversion of the shares of preferred stock repurchased during such periods in accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force Topic D-53 guidance.

Supplementary Information

SEALED AIR CORPORATION

Results for the periods ended June 30

(Unaudited)

(In millions)

Business Segment Information and Capital Expenditures (4)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003 (1)	2004 (1)	2003 (1)

Operating profit (2)
Food Packaging	$71.7	$82.6	$147.3	$156.4
As a % of food packaging net sales	12.6%	15.1%	13.0%	14.8%

Protective Packaging	56.2	45.1	108.2	92.3
As a % of protective packaging net sales	15.9%	14.2%	15.4%	14.6%

Total segments	127.9	127.7	255.5	248.7

Unallocated corporate operating expenses (3)	(0.2)	—	(0.4)	(0.1)

Total	$127.7	$127.7	$255.1	$248.6
As a % of total net sales	13.8%	14.8%	13.9%	14.7%

Depreciation and amortization (2)
Food Packaging	$28.9	$28.3	$57.9	$55.7
Protective Packaging	15.3	15.4	31.0	30.6
Total	$44.2	$43.7	$88.9	$86.3

(1) For the quarter and six months ended June 30, 2004, the amortization of certain capitalized senior debt issuance costs was included in interest expense.  Previously, the amortization expense was included in administrative expenses.  Prior periods have been adjusted to conform to the 2004 presentation.

(2) In 2004 the Company’s Food Packaging segment includes the results related to its medical films, tubing and connectors which are used with a wide variety of medical applications. Previously, these results were included in the Protective Packaging segment. Results for 2003 have been adjusted to conform to the 2004 presentation.

(3) The Company has allocated global information technology costs directly to the operating segments in 2004. Previously these amounts were included within the unallocated corporate operating expenses.  Results for 2003 have been adjusted to conform to the 2004 presentation.

CAPITAL EXPENDITURES:

For the six months ended June 30, 2004	$51.4

For the six months ended June 30, 2003	$52.5

For the year ended December 31, 2003	$124.3

(4) The amounts shown are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

June 30, 2004 and December 31, 2003

(Unaudited)

(In millions of dollars)

Condensed Consolidated Balance Sheets

	June 30, 2004 (1)	December 31, 2003

ASSETS

Current assets:

Cash and cash equivalents	$475.8	$365.0

Notes and accounts receivable, net of allowances for doubtful accounts	592.0	615.2

Inventories	392.8	371.2

Other current assets	73.8	76.4

Total current assets	1,534.4	1,427.8

Property and equipment:
Land and buildings	522.2	517.4
Machinery and equipment	1,860.3	1,823.6
Other property and equipment	133.2	131.7
Construction-in-progress	75.1	93.5
	2,590.8	2,566.2
Less accumulated depreciation and amortization	1,582.1	1,523.8
Property and equipment, net	1,008.7	1,042.4

Goodwill	1,942.0	1,939.5

Other assets	280.0	294.4

Total Assets	$4,765.1	$4,704.1

(1) The amounts shown are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

June 30, 2004 and December 31, 2003

(Unaudited)

(In millions of dollars)

Condensed Consolidated Balance Sheets

	June 30, 2004(1)	December 31, 2003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$12.5	$18.2

Current portion of long-term debt	4.1	2.4

Accounts payable	201.1	191.7

Asbestos settlement liability	512.5	512.5

Other current liabilities	373.6	383.4

Income taxes payable	83.5	82.2

Total current liabilities	1,187.3	1,190.4

Long-term debt, less current portion	2,262.0	2,259.8

Deferred income taxes	33.1	34.9

Other liabilities	98.1	95.4

Total Liabilities	3,580.5	3,580.5

Total Shareholders’ Equity	1,184.6	1,123.6

Total Liabilities and Shareholders’ Equity	$4,765.1	$4,704.1

(1) The amounts shown are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.